Exhibit 10.3

HARSCO CORPORATION
FORM OF
RESTRICTED STOCK UNITS AGREEMENT
(Directors)

This Agreement (the “Agreement”) is made as of this __th day of ____ 201_ (the “Date of Grant”) by and between Harsco Corporation, a Delaware corporation (the “Company”) and ______________________, a non-employee director of the Company (the “Grantee”).

1.
Grant of Restricted Stock Units. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Company’s 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan (the “Plan”), the Company hereby grants to the Grantee as of the Date of Grant the amount of _______________________________________ (____________) Restricted Stock Units (the “Restricted Stock Units”). The Restricted Stock Units shall become vested in accordance with Section 3 hereof. Each Restricted Stock Unit shall represent one hypothetical share of Common Stock, $1.25 par value of the Company (the “Common Stock”) and shall at all times be equal in value to one share of Common Stock. The Restricted Stock Units will be credited to the Grantee in an account established for the Grantee until payment in accordance with Section 4 hereof.

2.
Restrictions on Transfer of Restricted Stock Units. Neither the Restricted Stock Units granted hereby nor any interest therein or in the Common Stock related thereto shall be transferable prior to vesting.

3.
Vesting of Restricted Stock Units. The Restricted Stock Units shall become vested and non-forfeitable as set forth in Section IX. of the Plan (such date the Restricted Stock Units vest, the “Vesting Date”).

4.	Issuance of the Common Stock.

(a)
The Company will issue to the Grantee the Common Stock underlying the vested Restricted Stock Units, together with cash in lieu of any fractional share, as soon as practicable following the Vesting Date.

(b)	The Company’s obligations to the Grantee with respect to the Restricted Stock Units will be satisfied in full upon the issuance of shares of Common Stock corresponding to such Restricted Stock Units.

5.	Dividend, Voting and Other Rights.

(a)
The Grantee shall have no rights of ownership in the Restricted Stock Units and shall have no right to vote Restricted Stock Units until the date on which the Restricted Stock Units are transferred to the Grantee pursuant to Section 4 above and a stock certificate (or certificates) representing such shares of Common Stock is issued to the Grantee.

(b)
Whenever dividends are paid or distributions made with respect to the Common Stock, the Grantee shall be entitled to dividend equivalents in an amount equal in value to the amount of the dividend paid or property distributed on a single share of Common Stock multiplied by the number of Restricted Stock Units (including any fractional share) credited to the Grantee’s account as of the record date for such dividend or distribution.

Exhibit 10.3

(c)
The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

6.	Adjustments. The number of shares of Common Stock issuable pursuant to the Restricted Stock Units is subject to adjustment as provided in Section XIII. of the Plan.

7.
Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

8.
Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee).

9.
Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Except as expressly provided in this Agreement, capitalized terms used herein will have the meaning ascribed to such terms in the Plan.

10.	No Right to Continue as a Director. This award will not confer upon the Grantee any right with respect to continuance of service as a director of the Company.

11.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

12.
Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

13.
Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Stock Units.

Exhibit 10.3

This Agreement is executed by the Company on the day and year first set forth above.

HARSCO CORPORATION

By:
Russell C. Hochman
Senior Vice President and General Counsel, Chief Compliance Officer & Secretary

The undersigned hereby acknowledges receipt of an executed original of this Agreement and accepts the award of Restricted Stock Units granted hereunder on the terms and conditions set forth herein and in the Company’s 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan.

Date: ________________, 201_        _______________________________